Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 08:08 AM 11/23/2020 FILED 08:08 AM 11/23/2020 SR 20208466111 - File Number 4787587	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIGHT SCIENCES, INC.

Sight Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

FIRST: The name of the Corporation is Sight Sciences, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 10, 2010.

THIRD: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and amends and restates the provisions of the Certificate of Incorporation of the Corporation.

FOURTH: The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 23rd day of November, 2020.

Sight Sciences, Inc.

By:	/s/ Paul Badawi
Paul Badawi, President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIGHT SCIENCES, INC.

ARTICLE I.

The name of this corporation is Sight Sciences, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of this Corporation in the State of Delaware is 850 New Burton Road, Suite 201, in the City of Dover, 19904, Kent County. The name of its registered agent at such address is Cogency Global Inc.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV.

A. Classes of Stock. This Corporation is authorized to issue two (2) classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 36,072,390 shares. 21,831,000 shares shall be Common Stock, each with a par value of $0.001 per share, and 14,241,390 shares shall be Preferred Stock, each with a par value of $0.001 per share.

B. Rights, Preferences and Restrictions of Preferred Stock. 3,804,344 shares of Preferred Stock are hereby designated “Series A Preferred Stock,” 1,209,621 shares of Preferred Stock are hereby designated “Series B Preferred Stock,” 2,372,371 shares of Preferred Stock are hereby designated “Series C Preferred Stock,” 2,507,720 shares of Preferred Stock are hereby designated “Series D Preferred Stock,” 1,921 ,902 shares of Preferred Stock are hereby designated “Series E Preferred Stock,” and 2,425,432 shares of Preferred Stock are hereby designated “Series F Preferred Stock.” The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock are as set forth below in this Section IV(B). “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock.

1. Dividend Provisions.

(a) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, only out of funds that are legally available therefor, cash dividends on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series F Original Issue Price, Series E Original Issue Price, Series D Original Price, Series C Original Price, Series B Original Price or Series A Original Issue Price (each as defined below), as applicable, for such series of Preferred Stock; provided that, if this Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of this Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

(b) As authorized by Section 402.5(c) of the California General Corporation Law (“CGCL”), if Section 500 of the CGCL is applicable to a payment made by the Corporation then payments can be made by this Corporation without regard to the preferential dividends arrears amount, or any preferential rights amount in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries pursuant to rights of first refusal contained in bylaw provisions or agreements providing for such rights.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series F Preferred Stock, the holders of Series E Preferred Stock and the holders of Series D Preferred Stock shall be entitled to receive on a pari passu basis among each other, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series C Preferred Stock, the holders of Series B Preferred Stock, the holders of Series A Preferred Stock and the holders of Common Stock by reason of their ownership thereof, for the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock an amount per share for each share of Series F Preferred Stock, Series E Preferred Stock, and Series D Preferred Stock held by them equal to the sum of, (A) in the case of the Series F Preferred Stock, $21.8779 (the “Original Series F Issue Price”), in the case of the Series E Preferred Stock, $15.8697 (the “Original Series E Issue Price”), and in the case of the Series D Preferred Stock, $12.5622 (the “Original Series D Issue Price”) and (B) an amount equal to all declared but unpaid dividends on such share (such sum subject to adjustment for any stock splits, stock dividends, combinations, reorganizations, reclassifications, recapitalizations or the like (collectively, “Recapitalizations”)). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(a).

(b) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, upon completion of the distributions of the full amount required by Section IV(B)(2)(a), the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series B Preferred Stock, the holders of Series A Preferred Stock and the holders of Common Stock by reason of their ownership thereof, for the Series C Preferred Stock an amount per share for each share of Series C Preferred Stock held by them equal to the sum of (A) $9.4868 (the “Original Series C Issue Price”) and (B) an amount equal to all declared but unpaid dividends on such share (such sum subject to adjustment for any Recapitalizations). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders, after completion of the distributions of the full amount required by Section IV(B)(2)(a), shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(b) .

(c) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, upon completion of the distributions of the full amounts required by Section IV(B)(2)(a) and Section IV(B)(2)(b), the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Series A Preferred Stock and holders of Common Stock by reason of their ownership thereof, for the Series B Preferred Stock an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (A) $5.7869 (the “Original Series B Issue Price”) and (B) an amount equal to all declared but unpaid dividends on such share (such sum subject to adjustment for any Recapitalizations). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders, after completion of the distributions of the full amounts required by Section IV(B)(2)(a) and Section IV(B)(2)(b), shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(c).

(d) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, upon completion of the distributions of the full amounts required by Sections IV(B)(2)(a) through (c) above, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, for the Series A Preferred Stock an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (A) $1.3 8 (the “Original Series A Issue Price”) and (B) an amount equal to all declared but unpaid dividends on such share (such sum subject to adjustment for any Recapitalizations). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to stockholders, after completion of the distributions of the full amounts required by Sections IV(B)(2)(a) through (c), shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(d).

(e) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, upon completion of the distributions required by Section IV(B)(2)(a) through (d) above, all of the remaining assets of this Corporation legally available for distribution to stockholders (“Available Proceeds”) shall be distributed among the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock, the holders of Series E Preferred Stock, the holders of Series F Preferred Stock, and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each (treating the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock for this purpose as if they had been converted to shares of Common Stock at the then-effective Conversion Price (as defined below) for such shares); provided, however, that (i) the holders of Series B Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the Corporation pursuant to this Section IV(B)(2)(e) following receipt by such holders of Series B Preferred Stock of aggregate distributions pursuant to this Section IV(B)(2) equal to $11.5738 per share of Series B Preferred Stock (subject to adjustment for Recapitalizations); (ii) the holders of Series C Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the Corporation pursuant to this Section IV(B)(2)(e) following receipt by such holders of Series C Preferred Stock of aggregate distributions pursuant to this Section IV(B)(2) equal to $18.9736 per share of Series C Preferred Stock (subject to adjustment for Recapitalizations); (iii) the holders of Series D Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the Corporation pursuant to this Section IV(B)(2)(e) following receipt by such holders of Series D Preferred Stock of aggregate distributions pursuant to this Section IV(B)(2) equal to $25.1244 per share of Series D Preferred Stock (subject to adjustment for Recapitalizations); (iv) the holders of Series E Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the Corporation pursuant to this Section IV(B)(2)(e) following receipt by such holders of Series E Preferred Stock of aggregate distributions pursuant to this Section IV(B)(2) equal to $31.7394 per share of Series E Preferred Stock (subject to adjustment for Recapitalizations); and (v) the holders of Series F Preferred Stock shall not be entitled to further participate in any distribution of the remaining assets of the Corporation pursuant to this Section IV(B)(2)(e) following receipt by such holders of Series F Preferred Stock of aggregate distributions pursuant to this Section IV(B)(2) equal to $43.7558 per share of Series F Preferred Stock (subject to adjustment for Recapitalizations); provided, further, that the amount payable to the holders of Prior Preferred Stock will be adjusted by the Prior Preferred Per Share Liquidation Adjustment Amount.

(i) The term “Prior Preferred Stock” shall mean the then-outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock (excluding any shares deemed converted to Common Stock pursuant to Section IV(B)(2)(f)(iv)).

(ii) The term “Putative Distributions” shall mean the aggregate consideration that the holders of the Prior Preferred Stock would be entitled to receive upon completion of the distributions required by Section IV(B)(2)(b) through (e), without consideration of the Prior Preferred Stock Per Share Liquidation Adjustment Amount.

(iii) The term “Prior Preferred Per Share Liquidation Adjustment Amount” shall mean an amount per share of Prior Preferred Stock equal to (A) (i) the aggregate consideration that the holders of the Prior Preferred Stock would have received upon completion of the Putative Distributions if the participation of the holders of Series A Preferred Stock pursuant to Section IV(B)(2)( e) were subject to a maximum aggregate per share amount of $2.76 (subject to adjustment for Recapitalizations) minus (ii) the aggregate consideration that the holders of the Prior Preferred Stock would have been entitled to receive upon completion of the Putative Distributions divided by (B) the Prior Preferred Stock.

(f) (i) For purposes of this Section IV(B)(2), a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (unless the holders of a majority of the shares of Preferred Stock then outstanding, which must include the Specified Investor (as defined in the Amended and Restated Investors’ Rights Agreement among the Company and the other parties thereto, dated as of the date on which the first share of Series F Preferred Stock was issued (“Series F Original Issue Date”)) for so long as it holds shares of Series E Preferred Stock or shares of Series F Preferred Stock (the “Requisite Preferred Majority”) shall determine otherwise), (A) the acquisition of this Corporation by another entity by means of any reorganization, stock acquisition, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Corporation), or any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions), fail to hold at least fifty percent (50%) of the voting power of the resulting surviving corporation (or if the Corporation or such surviving entity or resulting entity is a wholly-owned subsidiary immediately following such transaction, its parent) following such transaction or series of related transactions; (B) a merger or consolidation in which capital stock of this Corporation outstanding immediately prior thereto is exchanged for or converted into securities of a class of securities of the surviving or acquiring entity registered under Section 12 of the Securities Exchange Act of 1934, as amended; (C) a sale or exclusive license of all or substantially all of the assets of this Corporation; or (D) the liquidation, dissolution, or winding up of the Corporation; provided, however, that the issuance and sale of equity securities for bona fide capital raising purposes shall not be deemed to be a liquidation, dissolution or winding up of this Corporation.

(ii) In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined reasonably and in good faith by the Board of Directors, except that any securities to be distributed to stockholders in any such events shall be valued as follows:

(A) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1) if traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system in the time period set forth in the definitive agreement with respect to such transaction;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) in the time period set forth in the definitive agreement with respect to such transaction; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined reasonably and in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section IV(B)(2)(f)(ii)(A) to reflect the approximate fair market value thereof, as determined reasonably and in good faith by the Board of Directors.

(iii) In the event the requirements of this Section IV(B)(2)(f) are not complied with, this Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section IV(B)(2)(f) have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section IV(B)(2)(f)(v) hereof.

(iv) Notwithstanding anything to the contrary contained in Sections IV(B)(2)(a) through (e) above, in the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, or any Deemed Liquidation Event (as defined below), each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and/or Series F Preferred Stock, as applicable, then held of record by such holder, out of the proceeds of such liquidation, dissolution or winding up of this Corporation or Deemed Liquidation Event, the greater of (i) the amount of cash, securities or other property which such holder would be entitled to receive in such liquidation, dissolution or winding up of this Corporation or Deemed Liquidation Event pursuant to Sections IV(B)(2)(a) through (e) above, or (ii) the amount of cash, securities or other property which such holder would be entitled to receive in such liquidation, dissolution or winding up of this Corporation or Deemed Liquidation Event, with respect to such shares if such shares had been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of this Corporation or Deemed Liquidation Event, at the then-effective Conversion Price for such shares, provided that the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock for which the proceeds are greater under this clause (ii) shall be deemed to have been so converted to Common Stock for purposes of calculating and applying the Prior Preferred Per Share Liquidation Adjustment Amount.

(v) In the event of a Deemed Liquidation Event of the type referred to in Section IV(B)(2)(f)(i)(C) above, if this Corporation does not effect a dissolution under the General Corporation Law within sixty (60) days after such liquidation, dissolution or winding up, then (A) this Corporation shall send a written notice to each holder of record of Preferred Stock no later than the 60th day after such Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock and (B) unless waived by the Requisite Preferred Majority, in a written instrument delivered to this Corporation not later than ninety (90) days after such Deemed Liquidation Event (the “Redemption Request”), this Corporation shall use the consideration received by this Corporation from such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of this Corporation (the “Board”)), together with any other Available Proceeds, on the 120th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock, at a price per share equal to the amount determined in accordance with Section IV(B)(2)(f)(iv) (the “Liquidation Amount”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, this Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section IV(B)(2)(f)(iii), this Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business. On or before the Redemption Date, each holder of shares of Preferred Stock in certificated form that are to be redeemed on the Redemption Date, unless such holder has exercised his, her, or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates for such shares (or, if such holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to this Corporation to indemnify this Corporation against any claim that may be made against this Corporation on account of the alleged loss, theft, or destruction of such certificate) to this Corporation, in the manner and at the place designated in this Corporation Redemption Notice, and thereupon the Liquidation Amount for such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. If less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. No transfers of Preferred Stock shall be permitted during the five-day period prior to and including the Redemption Date, and this Corporation shall not recognize any such prohibited transfer on its books and records. If any shares of Series A Preferred Stock are not redeemed for any reason on the Redemption Date, all such unredeemed shares that should have been redeemed on the Redemption Date shall remain outstanding and entitled to all of the rights and preferences provided in this Amended and Restated Certificate of Incorporation.

(vi) In the event of a deemed liquidation, dissolution or winding up of this Corporation pursuant to Section IV(B)(2)(f)(i)(A) through Section IV(B)(2)(f)(i)(C) above (a “Deemed Liquidation Event”), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the applicable transaction agreement shall provide that (A) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections IV(B)(2)(a) through (e) above or, as applicable, Section IV(B)(2)(f)(iv) above, as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (B) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections IV(B)(2)(a) through (e) above or, as applicable, Section IV(B)(2)(f)(iv) above, after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section IV(B)(2)(f)(vi), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(vii) This Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Requisite Preferred Majority.

3. Redemption. Except as provided in Section IV(B)(2)(f)(v), neither the Corporation nor the holders of Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of the Preferred Stock.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each such series of Preferred Stock by the Conversion Price applicable to such share (as defined below), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series F Preferred Stock shall be equal to the Original Series F Issue Price, the initial Conversion Price per share for shares of Series E Preferred Stock shall be equal to the Original Series E Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be equal to the Original Series D Issue Price, the initial Conversion Price per share for shares of Series C Preferred Stock shall be equal to the Original Series C Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be equal to the Original Series B Issue Price and the initial Conversion Price per share for shares of Series A Preferred Stock shall be equal to the Original Series A Issue Price; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section IV(B)(4)(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), the aggregate gross proceeds of which are not less than $75,000,000 and the Company’s Enterprise Valuation, as defined below, is at least $425,000,000 on or before the twelve (12) month anniversary of the initial Purchase Date (as defined below) of the Series F Preferred Stock, and at least $475,000,000 after the twelve (12) month anniversary of the initial Purchase Date of the Series F Preferred Stock (a “Qualified IPO”), or (iii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of the Series E Preferred Stock and the Series F Preferred Stock, voting together as a separate class on an as-if converted basis. For the purposes of this Section IV(B)(4)(b), the “Enterprise Valuation” shall refer to the fair market value of the issued and outstanding shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) immediately prior to giving effect to the issuance of any shares pursuant to the initial public offering, calculated based on the price per share at which the underwriters propose to sell such Common Stock to the public, as reflected in the final prospectus to be filed pursuant to Rule 424(b), or other applicable rule, of the Act.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If this Corporation shall issue, after the date upon which any shares of Preferred Stock were first issued (the “Purchase Date” with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall (except as otherwise provided in this Section IV(B)(4)(d)(i)) be reduced concurrently with such issuance to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(D) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(4)(d)(i)(D) immediately prior to such issuance plus the number of shares of such Additional Stock.

(A) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one ten-thousandth of one cent ($0.0001) per share. Except to the limited extent provided for in Sections IV(B)(4)(d)(i)(D)(3) and IV(B)(4)(d)(i)(D)(4), no adjustment of such Conversion Price pursuant to this Section IV(B)(4)(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(B) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined reasonably and in good faith by the Board of Directors, irrespective of any accounting treatment.

(D) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section IV(B)(4)(d)(i) and Section IV(B)(4)(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, of such options to purchase or rights to subscribe for Common Stock) shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections IV(B)(3)(d)(i)(B) and IV(B)(3)(d)(i)(C)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof) shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections IV(B)(3)(d)(i)(B) and IV(B)(3)(d)(i)(C)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections IV(B)(4)(d)(i)(D)(l) and IV(B)(4)(d)(i)(D)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section IV(B)(4)(d)(i)(D)(3) or IV(B)(4)(d)(i)(D)(4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section IV(B)(4)(d)(i)(D)) by this Corporation after the applicable Purchase Date other than:

(A) shares of Common Stock issued pursuant to a transaction described in Section IV(B)(4)(d)(iii) hereof;

(B) shares of Common Stock issued or deemed issued for bona fide compensatory purposes to employees, consultants, officers or directors of this Corporation directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors including at least two (2) Preferred Directors (as defined below) (a “Board Vote”);

(C) shares of Common Stock issued or issuable (I) in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock, or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) shares of Common Stock issued upon conversion of any shares of the Corporation’s Preferred Stock;

(E) shares of Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation;

(F) shares of Common Stock issued or issuable in connection with a bona fide business acquisition by this Corporation) whether by merger) consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by a Board Vote;

(G) shares of Common Stock issued or issuable, for other than primarily equity financing purposes, as approved by a Board Vote, to entities with which this Corporation has any of the following bona fide business relationships: (1) joint venture, technology licensing or development activities, or (2) distribution) supply or manufacture of the Corporation’s products or services;

(H) shares of Common Stock issued or issuable in connection with commercial credit arrangements, equipment financings) commercial property lease transactions or similar transactions, each as approved by a Board Vote; or

(I) shares of Common Stock issued or issuable in connection with any transaction, approved by the Board of Directors, where such securities so issued are excepted from the definition of “Additional Stock” by the affirmative vote of the Requisite Preferred Majority, with such affirmative vote expressly stating that such Common Stock issued or issuable is not to be considered “Additional Stock.”

(iii) In the event this Corporation should at any time or from time to time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof)) then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed)) the Conversion Prices of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common Stock) then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section IV(B)(4)(d)(iii), then, in each such case for the purpose of this Section IV(B)(3)(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section IV(B)(2) or this Section IV(B)(4)) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section IV(B)(4) with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section IV(B)(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined reasonably and in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section IV (B)(4), this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(j) Notices. Any notice required by the provisions of this Section IV(B)(4) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this Corporation.

(k) Waiver of Adjustment to Conversion Prices. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived in advance of a dilutive issuance, by the vote or written consent of the holders of a majority of the outstanding shares of the applicable series of Preferred Stock. Any such waiver shall be binding upon all current and future holders of such series of Preferred Stock.

(l) Adjustment to Conversion Price Applicable to Series F Preferred Stock. In the event that (i) eighty percent (80%) of the public offering price per share of the Common Stock in a Qualified IPO (the “Qualified IPO Price”) is less than the Original Series F Issue Price (subject to adjustment for any Recapitalization), (ii) the Company effects a Deemed Liquidation Event whereby such Deemed Liquidation Event reflects an enterprise value for the Company of less than $500,000,000, or (iii) eighty percent (80%) of the price per share of the new series of Preferred Stock issued to institutional investors in the first bona fide transaction with the principal purpose of raising capital following the Series F Original Issue Date (the “Next Equity Price”) is less than the Original Series F Issue Price, then the Conversion Price applicable to the Series F Preferred Stock shall be adjusted to (A) in the case of clause (i), eighty percent (80%) of the Qualified IPO Price, (B) in the case of clause (ii), eighty percent (80%) of the Original Series F Issue Price, and (C) in the case of clause (iii), eighty percent (80%) of the Next Equity Price; provided, however, such an adjustment in each such instance shall be made if and only if such adjustment is greater than that as calculated pursuant to Section IV(B)(4)(d).

5. Voting Rights.

(a) General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. At any time in which at least 500,000 shares of Preferred Stock are outstanding (as adjusted for Recapitalizations),

(i) The holders of a majority of the shares of Series A Preferred Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation (the “Series A Director”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy (in writing or at a meeting) caused by the removal of such director;

(ii) The holders of a majority of the shares of Series B Preferred Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation (the “Series B Director”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy (in writing or at a meeting) caused by the removal of such director;

(iii) The holders of a majority of the shares of Series C Preferred Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation (the “Series C Director”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy (in writing or at a meeting) caused by the removal of such director;

(iv) The holders of a majority of the shares of Series D Preferred Stock shall be entitled, voting separately as a single class, to elect one (1) director of the Corporation (the “Series D Director”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy (in writing or at a meeting) caused by the removal of such director;

(v) The holders of a majority of the shares of Series E Preferred Stock and Series F Preferred Stock shall be entitled, voting together as a single class, to elect one (1) director of the Corporation (the “Series E/F Director,” and together with the Series

A Director, the Series B Director, the Series C Director, and the Series D Director, the “Preferred Directors”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy (in writing or at a meeting) caused by the removal of such director;

(vi) The holders of a majority of shares of Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill the vacancy caused by the resignation or death of such directors and to fill any vacancy (in writing or at a meeting) caused by the removal of such director; and

(vii) The holders of a majority of shares of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect any remaining directors (the “Other Directors,” and each such Other Director, each Common Director, and each Preferred Director, a “Director”) at or pursuant to each meeting or consent of the Corporation’s stockholders for the election of directors, to remove from office such director, to fill the vacancy caused by the resignation or death of such directors and to fill any vacancy (in writing or at a meeting) caused by the removal of such director.

(c) Director Votes. With respect to any vote of the Board of Directors at a meeting or by written consent, each Director shall represent one (1) vote.

(d) Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, Section 2115 of the CGCL purports to apply to the Corporation. During such time or times that Section 2115(b) of the CGCL purports to apply to the Corporation, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(e) Removal of Directors. During such time or times that Section 2115(b) of the CGCL purports to apply to the Corporation, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

6. Protective Provisions.

(a) At any time in which at least 500,000 shares of Preferred Stock are outstanding (as adjusted for Recapitalizations), this Corporation shall not (by merger, amendment, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Preferred Majority:

(i) alter or change the rights, preferences or privileges of the shares of Preferred Stock;

(ii) increase or decrease (other than by redemption or a decrease resulting from conversion of the Preferred Stock) the total number of authorized shares of Preferred Stock or the total number of authorized shares of Common Stock;

(iii) authorize, create or issue, or obligate itself to issue, whether by merger, consolidation or otherwise, any equity security, including any other security convertible into or exercisable for any equity security, having rights, privileges or preferences senior to or pari passu with, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock with respect to dividends, liquidation or redemption or having voting rights other than those granted to the Preferred Stock generally;

(iv) declare or pay dividends or make other distributions on the capital stock or other securities of the Corporation;

(v) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the termination of employment or other provision of services to the Corporation approved by the Board of Directors;

(vi) amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner adverse to the holders of Preferred Stock, provided that any amendment of this Amended and Restated Certificate of Incorporation to decrease the voting percentages in Sections 2(e) or 4(b) of this Article IV(B) or amend this Section 6 shall require the approval (by vote or written consent, as provided by law) of the Requisite Preferred Majority, voting separately as a single class;

(vii) increase or decrease the authorized number of directors on the Board of Directors;

(viii) enter into any material related party transactions, except as approved by the Board of Directors, including at least two of the Preferred Directors;

(ix) incur any indebtedness in excess of $750,000 individually, or in the event of indebtedness individually less than $750,000, in excess of $1,500,000 in the aggregate;

(x) increase the aggregate number of shares of Common Stock reserved for issuance pursuant to stock option plans or restricted stock purchase plans;

(xi) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or agree to any of the foregoing; or

(xii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

provided, however, that, at any time in which at least 125,000 shares of Series B Preferred Stock are outstanding (as adjusted for Recapitalizations), the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting separately as a single class, shall also be required for the Corporation to take any of the following actions (by merger, amendment, consolidation or otherwise):

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock in a manner different than the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock;

(ii) amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner adverse to the holders of Series B Preferred Stock and in a manner different than the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock; or

(iii) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or agree to any of the foregoing, if such transaction or series of related transactions reflects a valuation of the Corporation less than $61,000,000 or consideration per share of Series B Preferred Stock less than the Conversion Price then in effect for the Series B Preferred Stock;

provided further, however, that, at any time in which at least 125,000 shares of Series C Preferred Stock are outstanding (as adjusted for Recapitalizations), the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting separately as a single class, shall also be required for the Corporation to take any of the following actions (by merger, amendment, consolidation or otherwise):

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock in a manner adverse to the holders of the Series C Preferred Stock;

(ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security pari passu with or senior to the Series C Preferred Stock, as applicable, in respect of any such right, preference or privilege;

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost upon the termination of employment or other provision of services to the Corporation approved by the Board of Directors;

(iv) amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner adverse to the holders of Series C Preferred Stock and in a manner different than the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock; or

(v) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or agree to any of the foregoing, if such transaction or series of related transactions reflects a valuation of the Corporation less than $110,000,000 or consideration per share of Series C Preferred Stock less than the Conversion Price then in effect for the Series C Preferred Stock;

provided further, however, that, at any time in which at least 125,000 shares of Series D Preferred Stock are outstanding (as adjusted for Recapitalizations), the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting separately as a single class, shall also be required for the Corporation to take any of the following actions (by merger, amendment, consolidation or otherwise):

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock in a manner adverse to the holders of the Series D Preferred Stock;

(ii) increase or decrease the number of shares of authorized Series D Preferred Stock; or

(iii) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or agree to any of the foregoing, if such transaction or series of related transaction will result in proceeds distributable to the holders of Series D Preferred Stock, excluding any proceeds subject to an escrow, holdback, or other contingencies, of (i) less than two (2) times the Original Series D Issue Price and definitive agreements for such transaction are executed on or before the two (2) year anniversary of the initial Purchase Date of the Series D Preferred Stock; (ii) less than two and a half (2.5) times the Original Series D Issue Price and definitive agreements for such transaction are executed after the two (2) year anniversary of the initial Purchase Date of the Series D Preferred Stock, but on or before the three (3) year anniversary of the initial Purchase Date of the Series D Preferred Stock; or (iii) less than three (3) times the Original Series D Issue Price and definitive agreements for such transaction are executed after the three (3) year anniversary of the initial Purchase Date of the Series D Preferred Stock;

provided further, however, that, at any time in which at least one (1) share of Series E Preferred Stock is outstanding (as adjusted for Recapitalizations), the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding Series E Preferred Stock, which must include the Specified Investor for so long as it owns shares of Series E Preferred Stock (the “Series E Majority”), voting separately as a single class, shall also be required for the Corporation to take any of the following actions (by merger, amendment, consolidation or otherwise):

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series F Preferred Stock in a manner adverse to the holders of the Series E Preferred Stock;

(ii) alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock in a manner adverse to the holders of the Series E Preferred Stock;

(iii) increase or decrease the number of shares of authorized Series E Preferred Stock;

(iv) amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner adverse to the holders of Series E Preferred Stock and in a manner different than the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and Series F Preferred Stock; or

(v) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or agree to any of the foregoing, if such transaction or series of related transaction will result in proceeds distributable to the holders of Series E Preferred Stock, excluding any proceeds subject to an escrow, holdback, or other contingencies, of less than two (2) times the Original Series E Issue Price; and

provided further, however, that, at any time in which at least any shares of Series F Preferred Stock are outstanding (as adjusted for Recapitalizations), the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series F Preferred Stock, which must include the Specified Investor for so long as such entity and its affiliates collectively hold at least 342,811 shares of Series F Preferred Stock (the “Series F Majority”), voting separately as a single class, shall also be required for the Corporation to take any of the following actions (by merger, amendment, consolidation or otherwise):

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock in a manner adverse to the holders of the Series F Preferred Stock;

(ii) alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock in a manner adverse to the holders of the Series F Preferred Stock;

(iii) increase or decrease the number of shares of authorized Series F Preferred Stock;

(iv) amend, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner adverse to the holders of Series F Preferred Stock and in a manner different than the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock; or

(v) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or agree to any of the foregoing, if such transaction or series of related transaction will result in proceeds distributable to the holders of Series F Preferred Stock, excluding any proceeds subject to an escrow, holdback, or other contingencies, of less than two (2) times the Original Series F Issue Price.

7. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section IV(B)(4), the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Section IV(B)(2).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all of the outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2. The power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors.

ARTICLE VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/ or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the

Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII.

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE XI.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity’, is any matter, transaction or interest related to the Company’s business or actual or demonstrably anticipated research and development that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article XI will only be prospective and will not affect the rights under this Article XI in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting separately as a single class, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article XI.

ARTICLE XII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIGHT SCIENCES, INC.

Sight Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Part A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“(A) Classes of Stock. Effective on the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a two-for-one forward stock split of the Corporation’s Common Stock shall become effective, pursuant to which each one share of Common Stock outstanding and held of record by each stockholder of the Corporation (as well as each issued treasury share) immediately prior to the Effective Time shall be reclassified and divided into two validly issued, fully-paid and nonassessable shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent two shares of Common Stock from and after the Effective Time (such reclassification and division of shares, the “Forward Stock Split”). The par value of the Common Stock and the Preferred Stock following the Forward Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Forward Stock Split and, in lieu thereof, (a) upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Forward Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors and (b) any fractional shares in respect of shares of Common Stock held in treasury by the Corporation that result from the Forward Stock Split shall be cancelled.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Forward Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified.

This Corporation is authorized to issue two (2) classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is 214,241,390 shares. 200,000,000 shares shall be Common Stock, each with a par value of $0.001 per share, and 14,241,390 shares shall be Preferred Stock, each with a par value of $0.001 per share.

RESOLVED, that Subsection 4.b of Part B of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), the aggregate gross proceeds of which are not less than $75,000,000 and the Company’s Enterprise Valuation, as defined below, is at least $425,000,000 on or before the twelve (12) month anniversary of the initial Purchase Date (as defined below) of the Series F Preferred Stock, and at least $475,000,000 after the twelve (12) month anniversary of the initial Purchase Date of the Series F Preferred Stock (a “Qualified IPO”), (ii) the closing of the sale of shares of Common Stock to the public pursuant to the Corporation’s Registration Statement on Form S-1 (Reg.

No. 333-257320) or (iii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of the Series E Preferred Stock and the Series F Preferred Stock, voting together as a separate class on an as-if converted basis (each, a “Conversion Trigger”). For the purposes of this Section IV(B)(4)(b), the “Enterprise Valuation” shall refer to the fair market value of the issued and outstanding shares of Common Stock (assuming conversion of all Preferred Stock into Common Stock) immediately prior to giving effect to the issuance of any shares pursuant to the initial public offering, calculated based on the price per share at which the underwriters propose to sell such Common Stock to the public, as reflected in the final prospectus to be filed pursuant to Rule 424(b), or other applicable rule, of the Act. ”

RESOLVED, that Subsection of 4.g.i. of Part B of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined reasonably and in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of (i) the total number of shares of Preferred Stock that were issued and outstanding immediately prior to the Conversion Trigger formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Conversion Trigger and (ii) the aggregate number of shares of Common Stock after the Conversion Trigger into which the shares of Preferred Stock formerly represented by such certificates shall have been reclassified.”

RESOLVED, that Subsection 4.l of Part B of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“(l) Adjustment to Conversion Price Applicable to Series F Preferred Stock. In the event that (i) eighty percent (80%) of the public offering price per share of the Common Stock in a Qualified IPO (the “Qualified IPO Price”) (other than in connection with the sale of shares of Common Stock to the public pursuant to the Corporation’s Registration Statement on Form S-1 (Reg. No. 333-257320) is less than the Original Series F Issue Price (subject to adjustment for any Recapitalization), (ii) the Company effects a Deemed Liquidation Event whereby such Deemed Liquidation Event reflects an enterprise value for the Company of less than $500,000,000, or (iii) eighty percent (80%) of the price per share of the new series of Preferred Stock issued to institutional investors in the first bona fide transaction with the principal purpose of raising capital following the Series F Original Issue

Date (the “Next Equity Price”) is less than the Original Series F Issue Price, then the Conversion Price applicable to the Series F Preferred Stock shall be adjusted to (A) in the case of clause (i), eighty percent (80%) of the Qualified IPO Price, (B) in the case of clause (ii), eighty percent (80%) of the Original Series F Issue Price, and (C) in the case of clause (iii), eighty percent (80%) of the Next Equity Price; provided, however, such an adjustment in each such instance shall be made if and only if such adjustment is greater than that as calculated pursuant to Section IV(B)(4)(d).

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have acted by written consent to adopt said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Paul Badawi, the President and Chief Executive Officer of the Corporation, this 7th day of July, 2021.

SIGHT SCIENCES, INC.

By:	/s/ Paul Badawi
Paul Badawi
President and Chief Executive Officer